Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference to our firm under the caption “Selected Financial Data” and the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-29487, 333-94759 and 333-117361) pertaining to the Orphan Medical, Inc. 1994 Stock Option Plan and Employee Stock Purchase Plan and the Registration Statements on Form S-3 (Nos. 333-90651, 333-68701, 333-66651, 333-60197, 333-51287 and 333-33552) and in the related Prospectuses of our report dated February 6, 2004, with respect to the financial statements and schedule of Orphan Medical, Inc. included in its Annual Report on Form 10-K/A Amendment No. 3 for the year ended December 31, 2003.

/s/   Ernst & Young LLP

Minneapolis, Minnesota
July 19, 2004